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                                                                   Exhibit 21.0

                           ON Technology Corporation

   SUBSIDIARIES OF THE REGSTRANT

   ON Technology U.K. Limited, a corporation organized under the laws of England Wilma 96 Vermogensverwaltungs, a German GmbH (a)
   ON Technology Geschaftsuhrungs GmbH (a)
   ON Technology France SRL, a corporation organized under the laws of France
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(a) - these subsidiaries, in turn, own 100% of ON Technology Europe GmbH